Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Trustees/Directors

ING Partners, Inc./ING Investors Trust/ING Variable Portfolios, Inc.

We consent to the use of our report dated February 27, 2009, incorporated herein by reference, on the financial statements of ING Neuberger Berman Partners Portfolio, a series of ING Partners, Inc., our report dated February 27, 2009, incorporated herein by reference, on the financial statements of ING Oppenheimer Main Street Portfolio, a series of ING Investors Trust, and our report dated February 25, 2009, incorporated herein by reference, on the financial statements of ING Russell Large Cap Index Portfolio, a series of ING Variable Portfolios, Inc., and to the references to our firm under the heading “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ KPMG LLP

Boston, Massachusetts

April 03, 2009